                                                       REGISTRATION NO. 33-44066
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                 POST-EFFECTIVE
                               AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                         HOUSEHOLD INTERNATIONAL, INC.
               (Exact Name of Registrant as Specified in Charter)

                Delaware                               36-3121988
      (State or other jurisdiction                  (I.R.S. Employer
   of incorporation or organization)             Identification Number)

                               2700 Sanders Road
                        Prospect Heights, Illinois 60070
                                 (708) 564-5000
    (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                              Patrick D. Schwartz
                           Corporate Finance Counsel
                         Household International, Inc.
                               2700 Sanders Road
                        Prospect Heights, Illinois 60070
                                 (708) 564-6301
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

  Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

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

                         HOUSEHOLD INTERNATIONAL, INC.

              DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

                                  COMMON STOCK
                          (PAR VALUE $1.00 PER SHARE)

                               ----------------

  This Prospectus relates to the sale of shares of Common Stock of Household International, Inc. ("Household International" or the "Company") under the Company's Dividend Reinvestment and Common Stock Purchase Plan (the "Plan"). The Plan provides holders of shares of the Company's Common Stock and any class of its Preferred Stock (which includes depositary receipts for shares of Preferred Stock) (the "Eligible Securities") with a convenient and economical way of investing cash dividends and optional cash payments in additional shares of Common Stock without payment of any brokerage commissions or service charges. Subject to certain limitations, shares of Common Stock acquired through reinvested dividends may be purchased at a 2 1/2% discount from the Common Stock's average market price (as described under "Purchases" below). Subject to certain minimum and maximum limitations, additional shares may be purchased through optional cash payments at a price equal to the Common Stock's average market price. Shares acquired through reinvested dividends and through optional cash payments may, at the option of the Company, be purchased on the open market or directly from the Company.

  Under the Plan, 1,000,000 shares of Common Stock were authorized for issuance in 1991. As of the date of this Prospectus, 850,904 shares (as adjusted for the 100% stock dividend effective October 15, 1993) remain registered for issuance under the Plan. All of the outstanding shares of the Company's Common Stock, as well as the shares of the Common Stock offered hereby, are listed on the New York Stock Exchange and the Chicago Stock Exchange.

  This Prospectus contains complete details of the Plan in simple question-and-answer format. It is suggested that this Prospectus be retained for future reference.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN  APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION NOR  HAS  THE
     SECURITIES   AND  EXCHANGE   COMMISSION  OR   ANY  STATE   SECURITIES
       COMMISSION  PASSED   UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS
         PROSPECTUS. ANY REPRESENTATION TO  THE CONTRARY IS A CRIMINAL
           OFFENSE.

                               ----------------

                 The date of this Prospectus is March 3, 1994.

                             AVAILABLE INFORMATION

  Household International, Inc. ("Household International" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 14th Floor, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605 on which exchanges certain of the Company's securities are listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed with the Commission (File No. 1-8198) pursuant to the Exchange Act and are incorporated herein by reference and made a part of this Prospectus:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992;

    (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993;

    (c) The Company's Current Reports on Form 8-K dated January 13, 1993, February 4, 1993, September 1, 1993 and February 1, 1994; and

    (d) A description of the capital stock of the Company is contained in a registration statement on Form S-3 filed pursuant to the Securities Act of 1933 (File No. 33-50619), including any amendments or reports filed for the purpose of updating such description.

  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person (including any beneficial owner) to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated herein by reference (other than exhibits to such documents). Requests should be directed to:

                         Household International, Inc.
                               2700 Sanders Road
                        Prospect Heights, Illinois 60070
                         Attn.: Office of the Secretary
                           Telephone: (708) 564-6989

                            HOUSEHOLD INTERNATIONAL

  The Company was formed in 1981 as a holding company for various subsidiaries which operated in the financial services, manufacturing, transportation and merchandising industries. In 1985 the Company initiated a restructuring program that has resulted in the disposition of its merchandising, transportation and manufacturing businesses. This has enabled the Company to focus its resources in the financial services industry through the operation of businesses involved in finance and banking, and insurance. The Company's principal executive office is located at 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone:
(708) 564-5000).

  The finance and banking business of the Company is the largest segment of the Company's operations. Through its subsidiaries, such as Household Finance Corporation ("HFC"), Household Bank, f.s.b., Household Credit Services, Inc., Household Retail Services, Inc., Household Financial Corporation Limited, HFC Financial Services, Limited, Household Trust Company and HFC Bank plc, the Company offers numerous consumer finance products, including mortgages, home equity credit lines, revolving and closed-end unsecured personal loans, private label credit cards, and VISA* and MasterCard* credit cards. Also, in conjunction with its consumer finance business, and where applicable laws permit, the Company makes credit life, credit accident and health, household contents, and term insurance available to its customers. This insurance is generally directly written by or reinsured with the Company's insurance subsidiary, Alexander Hamilton Life Insurance Company of America ("Alexander Hamilton").

  The Company has included its ongoing commercial finance operations in the finance and banking segment. These operations are generally administered by Household Commercial Financial Services, Inc. ("Household Commercial"), a subsidiary of HFC. Products offered by Household Commercial include loan and lease financing to businesses for capital equipment, including aircraft and other transportation equipment, and specialized secured corporate loans. In addition, Household Commercial also invests in publicly issued or privately placed term preferred stocks of unaffiliated entities.

  The Company's individual life insurance products are offered by Alexander Hamilton. These products include universal life, whole life and term insurance policies, as well as annuity products, and are sold through a network of approximately 16,300 independent agents and 1,790 licensed employees.

  In 1991 the Company withdrew from certain selected commercial product lines which were offered by Household Commercial. As a result, the Company intends to liquidate the assets generated from these product lines in a manner that will maximize the value of these assets. These product lines will continue to be managed by Household Commercial pending their disposition.
- --------
  *VISA and MasterCard are registered trademarks of VISA USA, Inc. and MasterCard International Incorporated, respectively.

                                    THE PLAN

  The following questions and answers explain and constitute the Plan.

                                    PURPOSE

1. WHAT IS THE PURPOSE OF THE PLAN?

  The primary purpose of the Plan is to provide Eligible Security Holders (as defined in the response to Question 5) with a convenient, simple and economical method of increasing their investment in the Company. Once enrolled in the Plan, Eligible Security Holders may use cash dividends and optional cash payments to acquire shares of Common Stock without payment of any service charges or brokerage commissions. At the option of the Company, shares of Common Stock will be purchased on the open market or directly from the Company.

  When shares of Common Stock are purchased directly from the Company, the Company will receive new equity capital funds available for general corporate purposes.

  The Plan is intended for the benefit of long-term investors, and not for the benefit of individuals or institutions who engage in transactional profit activities or who join and then terminate participation in the Plan excessively.

  As used herein, the term "Common Stock" includes the Company's Preferred Stock Purchase Rights and the phrase "shares of Common Stock purchased from the Company" means shares held by the Company in its Treasury.

                             PARTICIPATION OPTIONS

2. WHAT OPTIONS ARE AVAILABLE UNDER THE PLAN?

  Eligible Security Holders who elect to participate in the Plan
("Participants") may do so in two ways:

  --Dividend Reinvestment. Participants may have cash dividends on all shares of Preferred Stock and up to 50,000 shares of Common Stock automatically reinvested in Common Stock.

  --Optional Cash Payments. Each month, Participants may also make optional cash purchases of Common Stock, subject to a minimum payment of $50 and a maximum payment, without the Company's prior written approval, of not more than $5,000 per calendar quarter. See the response to Question 15 for information concerning requests to waive the maximum optional payment limitation. Dividends on shares purchased in this manner will be reinvested unless the shares are withdrawn from the Plan. See the responses to Questions 22 through 24. The limitations on the amount of optional cash payments are subject to change. Participants may make optional cash payments even if the dividends on their shares of Eligible Securities are not being reinvested.

                                   ADVANTAGES

3. WHAT ARE THE ADVANTAGES OF THE PLAN?

  (A) The Plan provides Participants with the opportunity to reinvest their dividends on Eligible Securities automatically in shares of Common Stock at a 2 1/2% discount from the average market price.

  (B) The Plan provides Participants with the opportunity to make monthly investments of optional cash payments, subject to minimum and maximum amounts, in the Company's Common Stock.

  (C) There is no cost to a Participant to invest funds through the Plan. Brokerage commissions and service charges, if any, in connection with any purchases made under the Plan are paid by the Company.

  (D) Dividends will be fully invested in Common Stock because the Plan permits fractional shares to be credited to a Participant's Plan account. Dividends on such fractional shares, as well as on whole shares, will be reinvested in additional shares of Common Stock and such shares will be credited to a Participant's Plan account.

  (E) Participants will automatically avoid the need for safekeeping of stock certificates for shares credited to their Plan accounts. In addition, stock certificates for shares of Common Stock held directly by a Participant may be delivered to Harris Bank for safekeeping at no charge to the Participant.

  (F) Periodic statements reflecting all current activity, including purchases and latest balance, will simplify Participants' recordkeeping.

  (G) Participants may obtain the benefit of dollar cost averaging because shares are purchased regularly at prevailing market prices.

                                 ADMINISTRATION

4. WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

  Harris Trust and Savings Bank ("Harris Bank") administers the Plan for Participants, keeps records, sends statements of account to Participants and performs other duties relating to the Plan. Shares of Common Stock purchased for each Participant under the Plan will be held in safekeeping by Harris Bank unless and until such Participant requests that certificates for such shares be issued, as more fully explained in response to Question 24. In addition, Participants may deliver to Harris Bank for safekeeping, at no charge to the Participant, Common Stock certificates registered in their name that are subject to the Plan, as more fully explained in the response to Question 13. Shares of Common Stock purchased under the Plan and held by Harris Bank will be registered in the name of Harris Bank's nominee, as agent for the Participants. Without the prior consent of Participants, the Company may, at any time, appoint a different administrator for the Plan.

  All inquiries, notices, requests and other communications regarding participation in the Plan should be sent to Harris Trust and Savings Bank, Dividend Reinvestment, P. O. Box A3309, Chicago, IL 60690-3309. Participants may also call Harris Bank at (800) 926-2335.

                                 PARTICIPATION

5. WHO IS ELIGIBLE TO PARTICIPATE?

  Each shareholder who has shares of any of the Company's Eligible Securities registered in his or her own name (such holder of record being called an "Eligible Security Holder") is eligible to participate in the Plan.

  Any person whose Eligible Securities are registered in a name other than his or her own (e.g., in the name of a broker, bank or other nominee) and who desires to participate in the Plan must either become a holder of record by having such securities transferred into his or her own name or make appropriate arrangements with his or her nominee to participate on their behalf. In general, a nominee holding Eligible Securities on behalf of a beneficial owner may participate in and make elections under the Plan with respect to the Eligible Securities of such beneficial owner in the same manner as the beneficial owner could (and subject to the same limitations and conditions) if such beneficial owner held such Eligible Securities in his or her own name.

  Once an Eligible Security Holder becomes a Participant in the Plan, he or she may continue to participate in the Plan as long as he or she holds Eligible Securities of record or is the beneficial owner of at least one full share of Common Stock held by Harris Bank under the Plan.

  The Company will not permit participation in the Plan by Eligible Security Holders who reside in a jurisdiction where such participation is unlawful.

6. IS PARTIAL PARTICIPATION POSSIBLE UNDER THE PLAN?

  Generally, no. If a Participant elects to have dividends on a particular class of Eligible Securities reinvested under the Plan, reinvestment must be made with respect to all securities of such class that are registered in the name of such Participant. However, dividends on shares held by Harris Bank on behalf of a Participant, whether acquired through reinvested dividends or optional cash payments or delivered to Harris Bank for safekeeping under the Plan, will be reinvested until such Participant withdraws such shares or requests Harris Bank to sell such shares on behalf of the Participant. See the responses to Questions 22, 23 and 24.

  A nominee that holds Eligible Securities of a particular class for more than one beneficial owner may participate in the Plan with respect to such class on behalf of fewer than all such beneficial owners, so long as the cash dividends on all such Eligible Securities of each participating beneficial owner held in a specific account are being reinvested under the Plan.

  Anyone who holds of record more than one class of Eligible Securities may choose to participate in the Plan with respect to some or all of such classes by appropriately completing an Authorization Card and returning it to Harris Bank. If a different class of Eligible Securities is purchased following enrollment in the Plan and the Participant wishes dividends to be reinvested in Common Stock, an Authorization Card must be completed with respect to such class of securities.

7. HOW DOES AN ELIGIBLE SECURITY HOLDER PARTICIPATE?

  An Eligible Security Holder may join the Plan by completing and signing the Authorization Card accompanying this Prospectus and returning it to Harris Bank in the postage-paid envelope provided for that purpose. If shares are registered in more than one name (e.g., joint accounts, trustees, etc.), all Registered Owners of such shares must sign the Authorization Card. Additional copies of the Authorization Card and further information concerning the Plan may be obtained at any time by written request to Harris Trust and Savings Bank, Dividend Reinvestment, P.O. Box A3309, Chicago, IL 60690-3309 or by calling (800) 926-2335.

  Beneficial Owners who wish to participate in the Plan must instruct their broker, bank or other nominee to make arrangements with Harris Bank to enroll in the Plan.

8. WHEN MAY AN ELIGIBLE SECURITY HOLDER JOIN THE PLAN?

  An Eligible Security Holder may join the Plan at any time. It is expected that quarterly dividend payment dates will occur on the fifteenth day of January, April, July and October. Dividend record dates for determining stockholders who will receive dividends are ordinarily the last business day of the month preceding the dividend payment date. If an Authorization Card is received by Harris Bank on or before the record date established in connection with the payment of a particular dividend, reinvestment of dividends under the Plan will commence with that dividend. If an Authorization Card is received after the record date established for a particular dividend, the reinvestment of dividends under the Plan will begin with the next succeeding dividend. For example, in order to have the dividend expected to be paid on April 15, 1994 reinvested under the Plan, an Authorization Card must be received by Harris Bank on or before March 31, 1994, the record date for the dividend. (See the response to Question 14 for information concerning the investment of optional cash payments.)

                                   PURCHASES

9. AT WHAT PRICE WILL SHARES OF COMMON STOCK BE PURCHASED?

  The price of shares of Common Stock purchased with reinvested dividends on Eligible Securities will be 97 1/2% of the average of the high and low sale prices (computed to four decimal places) of the Common Stock as published in The Wall Street Journal report of the New York Stock Exchange-Composite Transactions for the ten trading day period ending on and including the dividend payment date or, if there is no trading on that date, the ten trading day period immediately preceding the dividend payment date.

  Optional cash payments received by Harris Bank on or prior to the fifth day of the ten trading day period described below will be used to purchase shares of Common Stock at a price to the Participant equal to 100% of the average of the high and low sale prices (computed to four decimal places) of the Common Stock as published in The Wall Street Journal report of the New York Stock Exchange--Composite Transactions for the ten trading day period ending on and including the fifteenth day of the month or, if there is no trading on that day, the ten trading day period immediately preceding the fifteenth day of that month.

10. WHAT ARE THE LIMITATIONS ON REINVESTMENT OF DIVIDENDS?

  The 2 1/2% discount may be utilized only with respect to dividends attributable to shares of Preferred Stock and up to 50,000 shares of Common Stock for any Plan account. All Plan accounts which the Company, in its sole judgment, believes to be under common control or management, or to have common ultimate beneficial ownership, may be aggregated for purposes of the 50,000 share limitation. If the Company determines that dividends payable on any date in excess of 50,000 Common Stock shares are to be reinvested for the benefit of a single Plan account on any Investment Date, the Company will have the right to distribute in cash to the Participant, without interest, an amount equal to the dividend payable on shares held in excess of the 50,000 share limitation.

  The Company may establish other or additional requirements that apply to participation in the Plan by brokers, banks and others acting in a representative capacity on behalf of holders of Common Stock. The Company reserves the right to decide that future participation by any Participant in the Plan is dependent upon compliance with all requirements currently in effect with respect to reinvestment of dividends.

11. WHEN WILL SHARES OF COMMON STOCK BE PURCHASED UNDER THE PLAN?

  Cash dividends on Eligible Securities will be applied to the purchase of additional Common Stock on dividend payment dates (currently the fifteenth day of January, April, July and October), and optional cash payments will be applied to the purchase of additional Common Stock on the fifteenth day of each month. If such day is not a business day, cash dividends, or optional cash payments, as the case may be, will be applied on the first business day following such date. The date on which cash dividends or optional cash payments are applied to the purchase of additional Common Stock is sometimes referred to herein as the "Investment Date".

12. HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED FOR PARTICIPANTS?

  Each Participant's account will be credited with that number of shares, including fractions computed to four decimal places, equal to the amount to be invested on behalf of such Participant divided by the purchase price calculated as described in the response to Question 9. The number of shares purchased cannot be determined until the Investment Date since the purchase price is not determinable prior to that day.

13. WILL CERTIFICATES BE ISSUED FOR SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN?

  Certificates for shares of Common Stock purchased under the Plan on behalf of a Participant, including shares purchased with optional cash payments as specified below, will not be issued in a Participant's name. Certificates for any number of whole shares credited to a Participant's account under the Plan will be issued in the Participant's name without charge upon receipt by Harris Bank of a written request from the Participant. Certificates representing fractional share interests will not be issued under any circumstances. (See the response to Question 25 concerning payments for fractional share interests.)

  Participants also have the option to deliver to Harris Bank for safekeeping Common Stock certificates registered in their name that are subject to the Plan. Participants may deliver such certificates to Harris Bank along with an Authorization Card when enrolling in the Plan, or may do so at any time thereafter while participating in the Plan by properly completing the top portion of a recent account statement, and forwarding it and the applicable certificates to Harris Bank. Common Stock certificates need not be endorsed by the Participant when delivered to Harris Bank for safekeeping. Harris Bank will maintain shares represented by such Common Stock certificates in the name of its nominee and all dividends payable on such shares will be reinvested in the Common Stock of the Company.

                             OPTIONAL CASH PAYMENTS

14. HOW MAY OPTIONAL CASH PAYMENTS BE MADE?

  Participants, other than those whose participating shares are held by a broker, bank or other nominee, may submit optional cash payments to Harris Bank, which will use the payments to purchase additional shares of Common Stock for such Participants. Participants currently enrolled in the Plan may make an optional cash payment by sending a check or money order made payable to Harris Bank together with the top portion of a recent account statement, properly completed by the Participant, to Harris Bank. Checks or money orders should be mailed to Harris Trust and Savings Bank, Dividend Reinvestment, P. O. Box A3309, Chicago, IL 60690-3309. A shareholder who is not currently participating in the Plan may make an optional cash payment by sending a check or money order payable to Harris Bank together with a completed Authorization Card.

  While optional cash payments may be made at any time, they must be received by Harris Bank at least five trading days before the Investment Date (and such check or money order must have cleared by the Investment Date) in order to be invested on the Investment Date. Optional cash payments which are received by Harris Bank after the fifth trading day before the Investment Date will be held by Harris Bank and will be invested on the next succeeding Investment Date. Interest will not be paid on optional cash payments which are received by Harris Bank for investment in the Plan. A Participant may obtain the return of any optional cash payment at any time upon written request received by Harris Bank up to five trading days before the Investment Date on which it is to be invested under the Plan.

  Certificates for shares of Common Stock purchased with optional cash payments will not be issued in the Participant's name but will be held by Harris Bank's nominee on behalf of Participants. Dividends on shares held for Participants will be reinvested automatically in additional shares of Common Stock. Any Participant who purchases shares with optional cash payments and who does not want the dividends on such shares reinvested must withdraw such shares from the Plan. See the responses to Questions 24 and 25.

  Any person whose Eligible Securities are registered in the name of a broker, bank or other nominee who wishes to make optional cash payments should request that his or her nominee contact Harris Bank.

15. WHAT ARE THE LIMITATIONS ON MAKING OPTIONAL CASH PAYMENTS?

  The option to make cash payments is available to a Participant at any time. The same amount of money need not be sent each month or quarter, and a Participant is under no obligation to make an optional cash payment in any month or quarter. Any optional cash payment, however, must not be less than $50 nor, without the prior written consent of the Company, may any such payment by a Participant aggregate more than $5,000 in any calendar quarter. Requests for approval to exceed the $5,000 quarterly limitation should be directed to the Company's Treasurer at Household International, Inc., 2700 Sanders Road, Prospect Heights, Illinois 60070.

  At the Company's discretion, all optional cash payments for holders with more than one account using the same Social Security or Taxpayer Identification Number may be aggregated. For holders unable to supply a Social Security or Taxpayer Identification Number, the holder's participation may, at the Company's discretion, be limited to only one Plan account.

  Also for the purpose of such limitations, all Plan accounts which the Company, in its sole judgment, believes to be under common control or management, or to have common ultimate beneficial ownership, may be aggregated. If the Company determines that such accounts will be aggregated, the Company will have the right to return, without interest, any amounts in excess of the applicable investment limitations received in respect of such accounts within 30 days of receipt.

  The Company may establish other or additional requirements that apply to participation in the Plan by brokers, banks and others acting in a representative capacity on behalf of owners of the Company's Common Stock. The Company reserves the right to decide that future participation by any Participant in the Plan is dependent upon compliance with all requirements currently in effect applicable to optional cash payments.

                                     COSTS

16. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH PURCHASES UNDER THE PLAN?

  No. Participants will incur no brokerage commissions or service charges in connection with purchases made under the Plan. All costs of administration of the Plan will be paid by the Company. Certain expenses will be incurred by a Participant, however, in connection with the withdrawal of fractional shares from the Plan and the sale of shares upon withdrawal from the Plan, as more fully explained in the responses to Questions 22 through 25.

                FEDERAL INCOME TAX CONSEQUENCES TO PARTICIPANTS

17. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

  A Participant must include in gross income on his or her federal tax return a dividend in an amount equal to the fair market value on the applicable Investment Date of the shares acquired with reinvested dividends (rather than the amount of cash dividend otherwise payable). The fair market value of shares acquired with reinvested dividends will be equal to 100% of the average of the high and low sale prices of shares of the Company's Common Stock as published in The Wall Street Journal report of the New York Stock Exchange--Composite Transactions on the Investment Date. The fair market value on such Investment Date may differ from the price, as determined in Question 9, used to determine the number of shares acquired. The tax basis of shares acquired with reinvested dividends will be the fair market value of the shares acquired.

  In the case of optional cash payments, a Participant must include in gross income on his or her federal tax return a dividend equal to the excess, if any, of the fair market value on such Investment Date of the shares acquired with optional cash payments over the amount of the optional cash payment. The fair market value of shares acquired with an optional cash payment will be equal to 100% of the average of the high and low sale prices of shares of the Company's Common Stock as published in The Wall Street Journal report of the New York Stock Exchange--Composite Transactions on the Investment Date. As stated above, the fair market value on the Investment Date may differ from the price, as determined in Question 9, used to determine the number of shares acquired. The tax basis of shares acquired with an optional cash payment will equal the amount of the optional cash payment plus the excess, if any, of the fair market value of the shares purchased over the amount of the optional cash payment.

  Please note that if shares are purchased on the open market and the Company pays brokerage commissions to acquire such shares, the Participant's pro rata share of such brokerage commissions shall be treated as additional dividend income to the Participant and will increase the tax basis of such shares.

  A Participant's holding period for shares acquired pursuant to the Plan will begin on the day following the Investment Date.

  A Participant will not realize any taxable income upon receipt of certificates for whole shares credited to the Participant's account, either upon the Participant's withdrawal of those shares or upon termination of participation in, or termination of, the Plan. However, gain or loss will be recognized when the Participant sells or exchanges shares previously acquired, or upon receipt of a cash payment for a fractional share equivalent credited to the Participant's account upon termination of participation in, or termination of, the Plan. Generally, the amount of gain or loss will be the difference between the amount that the Participant received for the shares or a fractional share equivalent and the tax basis therefor, and will be capital gain or loss if the shares are held by the Participant as a capital asset.

  In the case of corporate shareholders, dividends may be eligible for the dividends-received deduction.

  The Company will report to Participants and to the Internal Revenue Service information sufficient to inform them of the amounts that would constitute dividend income as described above.

  All Participants are urged to consult their own tax advisors to determine the particular tax consequences of their participation in the Plan.

18. HOW WILL INCOME TAX WITHHOLDING PROVISIONS APPLY TO PARTICIPANTS IN THE
PLAN?

  If a Participant in the Plan fails to provide and certify his or her Federal taxpayer identification number or social security number, the Participant may be subject to a withholding tax on dividend payments. In that event, the Company will reinvest dividends net of the required amount of tax withheld. In addition, if the taxpayer identification number or social security number is not provided and certified as correct, proceeds from the sale of fractional shares and shares in a Participant's account may also be subject to Federal withholding tax.

19. HOW WILL INCOME TAX WITHHOLDING PROVISIONS BE APPLIED TO FOREIGN
PARTICIPANTS?

  In the case of a foreign Participant whose income is subject to withholding of Federal income tax, the Company will, for the purpose of calculating the amount of tax to be withheld, treat such Participant as receiving the same amount of dividend income as if such Participant were a domestic Participant as described in response to Question 17. The applicable amount of tax will be withheld from the foreign Participant's dividend income and only the net amount thereof will be credited to the Participant's account in shares of the Company's Common Stock.

  A foreign Participant will be subject to withholding unless documentary evidence is provided indicating that certain conditions are met or the foreign Participant otherwise establishes an exemption.

  Regular statements of Participants' accounts will indicate the amount of tax withheld. If a foreign Participant believes that the tax has been erroneously withheld, such Participant may file a claim for refund with the Internal Revenue Service.

                            REPORTS TO PARTICIPANTS

20. WHAT KIND OF REPORTS WILL BE SENT TO PARTICIPANTS?

  Each Participant in the Plan will receive a statement of his or her account from Harris Bank as soon as practicable following each dividend payment date and following any other Investment Date in which there is activity in the Participant's account. Account statements are a record of the cost of purchases and the tax basis of shares acquired under the Plan and should be retained for tax purposes. There will be a service charge to furnish duplicate statements.

  In addition, each Participant will receive copies of the Company's annual and quarterly reports to stockholders, proxy statements and cards, and information for income tax reporting purposes.

                                   DIVIDENDS

21. WILL PARTICIPANTS BE CREDITED WITH DIVIDENDS ON SHARES HELD IN THEIR ACCOUNTS UNDER THE PLAN?

  Yes. Cash dividends on all shares of Common Stock, including fractional shares, credited to the account of a Participant under the Plan, whether such shares were purchased with reinvested dividends or with optional cash payments, will be automatically reinvested on behalf of such Participant in additional shares of Common Stock as described in the responses to Questions 9 through 12.

                    TERMINATION OF PARTICIPATION IN THE PLAN

22. HOW DOES A PARTICIPANT DISCONTINUE THE REINVESTMENT OF DIVIDENDS IN COMMON STOCK?

  A Participant may direct Harris Bank in writing at any time to discontinue the reinvestment of dividends on shares of Eligible Securities held by such Participant. A Participant may simply complete and return the top portion of his or her most recent account statement to Harris Bank or otherwise notify Harris Bank in writing at the address set forth in the response to Question 4.

  A Participant who elects to discontinue reinvestment of dividends will receive a stock certificate for all whole shares of Common Stock credited to his or her Plan account and held by Harris Bank on the Participant's behalf. Any fractional share will be sold by Harris Bank, and the Participant will receive a check in an amount equal to the current market price of the Common Stock as reported on the New York Stock Exchange, less brokerage commissions and any service charges. At the written request of a Participant, Harris Bank will sell all shares held in a Participant's Plan account (see the response to Question 24).

  Optional cash payments may be made even after a Participant has elected to discontinue the reinvestment of dividends.

23. WHEN MAY A PARTICIPANT TERMINATE PARTICIPATION IN THE PLAN?

  A Participant may choose to discontinue the reinvestment of dividends at any time. If a Participant's notice to discontinue the reinvestment of dividends on Eligible Securities held by the Participant is received by Harris Bank on or before the record date for a particular cash dividend, the next dividend will be paid to the Participant in cash. If a Participant's notice to discontinue reinvestment is received by Harris Bank after the record date for a particular cash dividend, the next dividend will be reinvested for the Participant's account. Thereafter, all dividends on Eligible Securities held by the Participant as to which participation has been discontinued will be paid in cash unless the Participant again elects to enroll in the dividend reinvestment feature of the Plan, which he or she may do at any time by submitting a new Authorization Card. Shares purchased by a Participant with optional cash payments and held by Harris Bank on the Participant's behalf may be withdrawn at any time. See the responses to Questions 24 and 25.

                     WITHDRAWAL OF SHARES IN PLAN ACCOUNTS

24. HOW DOES A PARTICIPANT WITHDRAW SHARES PURCHASED UNDER THE PLAN?

  A Participant may withdraw all or a portion of the shares of Common Stock credited to his or her Plan account by completing and returning to Harris Bank the top portion of his or her most recent account statement or by otherwise notifying Harris Bank in writing. This notice should be mailed to Harris Bank at the address set forth in response to Question 4. Certificates for whole shares of Common Stock so withdrawn will be issued. In no case will certificates for fractional shares be issued. If the notice of withdrawal is received by Harris Bank after the record date for a particular dividend, such dividend will be reinvested for the Participant's account.

  After a Participant withdraws shares of Common Stock from the Plan account, cash dividends on such shares will continue to be reinvested unless and until such Participant sells such shares or requests that reinvestment be discontinued as described in the response to Question 22.

  In the event a Participant desires to sell shares of Common Stock to be withdrawn from his or her Plan account, such Participant may, in writing, request that Harris Bank sell such shares for his or her account. In such case, certificates for withdrawn shares will not be issued to the Participant, and Harris Bank will, within ten business days after receipt of the written request, cause such shares to be sold at current market rates for the account of the Participant through a financial institution which may be Hamilton Investments, Inc., a subsidiary of the Company. The proceeds of the sale, less brokerage commissions and any service charges, will be mailed directly to the Participant.

25. WHAT HAPPENS TO ANY FRACTION OF A SHARE WHEN A PARTICIPANT WITHDRAWS ALL SHARES FROM THE PLAN ACCOUNT?

  Any fractional share withdrawn from a Participant's Plan account will be sold by Harris Bank and the Participant will receive a check in an amount equal to the current market price of the Common Stock as reported on the New York Stock Exchange, less brokerage commissions and any service charges. The net sale proceeds for any fractional share and the certificates for whole shares, will be mailed directly to the Participant.

26. WHAT HAPPENS TO A PARTICIPANT'S PLAN ACCOUNT IF ALL ELIGIBLE SECURITIES IN THE PARTICIPANT'S OWN NAME ARE TRANSFERRED OR SOLD?

  If all Eligible Securities registered in a Participant's name are transferred or sold, Harris Bank will continue to reinvest the dividends on the shares of Common Stock credited to such Participant's Plan account unless such shares are withdrawn from such account as described at Question 24.

                               OTHER INFORMATION

27. WHAT HAPPENS IF THE COMPANY HAS A COMMON STOCK RIGHTS OFFERING, ISSUES A STOCK DIVIDEND OR DECLARES A COMMON STOCK SPLIT?

  If a Participant is entitled to participate in a rights offering, his or her entitlement will be based upon the Participant's total holding, i.e., the shares registered in the Participant's name as well as the shares (including fractional shares) credited to the Participant's Plan account. Any shares of Common Stock distributed as a result of a stock dividend or stock split by the Company on shares credited to a Participant's Plan account will be added to the Participant's Plan account.

28. WHAT HAPPENS UPON CONVERSION OF A PARTICIPANT'S CONVERTIBLE ELIGIBLE SECURITIES?

  When all of a Participant's convertible Eligible Securities are converted into Common Stock, the dividends from such Common Stock will not be reinvested, unless such Participant is already a holder of Common Stock whose dividends are reinvested, or a new Authorization Card is submitted. Dividends on shares of Common Stock previously credited to a Participant's Plan account will continue to be reinvested unless and until such Participant withdraws the shares credited to such Participant's Plan account as described at Questions 24 and 25.

29. HOW WILL A PARTICIPANT'S PLAN SHARES BE VOTED AT A MEETING OF STOCKHOLDERS?

  All shares of Common Stock credited to a Participant's Plan account will be voted as directed by the Participant.

  A proxy card will be sent to each Participant in connection with any annual or special meeting of stockholders as in the case of stockholders not participating in the Plan. This proxy will apply to all shares registered in the Participant's own name that are eligible to vote, if any, as well as to all shares credited to the Participant's account under the Plan.

  As in the case of non-participating shareholders, if no instructions are indicated on a properly signed and returned proxy card, all of the Participant's shares--those registered in his or her name that are eligible to vote, if any, and those credited to such Participant's account under the Plan-- will be voted in accordance with the recommendations of the Company's Board of Directors. If the proxy card is not returned or is returned unsigned, the Participant's shares will not be voted unless the Participant or a duly authorized representative votes in person at the meeting.

30. WHAT IS THE RESPONSIBILITY OF HARRIS BANK UNDER THE PLAN?

  Harris Bank, in administering the Plan, will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a Participant's Plan account upon such Participant's death prior to receipt of written notice of such death, with respect to the prices at which shares are purchased or sold for the Participant's Plan account, the times when such purchases or sales are made or any fluctuation in market value of the Common Stock.

  Participants should recognize that neither the Company nor Harris Bank can provide any assurance of a profit or any protection against loss on shares purchased under the Plan.

31. MAY THE PLAN BE CHANGED OR DISCONTINUED?

  The Company reserves the right to suspend, terminate or modify the Plan at any time. Participants will be notified of any such suspension, termination or modification. Upon termination of the Plan, certificates for whole shares credited to a Participant's account under the Plan will be issued and a cash payment will be made for any fraction of a share credited to a Participant's Plan account. The Company also reserves the right to terminate the participation of any Participant at any time.

  In the event the Company hereafter terminates the Plan and establishes another dividend reinvestment plan, each Participant in the Plan will be automatically enrolled in such other dividend reinvestment plan and shares credited to his or her account under the Plan will be automatically credited to such other dividend reinvestment plan, unless notice is received to the contrary.

                                USE OF PROCEEDS

  The Company has no basis for estimating the number of shares that will be sold under the Plan, or the prices at which such shares will be sold. The Company will use the net proceeds it receives from such sales for general corporate purposes, including investments in, or extensions of credit to, the Company's subsidiaries. The Company is unable to estimate the amount of the proceeds which will be devoted to any specific purpose.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESEN-TATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITA-TION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECU-RITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Household International....................................................   3
The Plan...................................................................   4
Purpose....................................................................   4
Participation Options......................................................   4
Advantages.................................................................   4
Administration.............................................................   5
Participation..............................................................   5
Purchases..................................................................   7
Optional Cash Payments.....................................................   8
Costs......................................................................  10
Federal Income Tax Consequences to Participants............................  10
Reports to Participants....................................................  12
Dividends..................................................................  12
Termination of Participation in the Plan...................................  12
Withdrawal of Shares in Plan
 Accounts..................................................................  13
Other Information..........................................................  14
Use of Proceeds............................................................  15

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                        [HOUSEHOLD INTERNATIONAL LOGO]

                             Dividend Reinvestment
                                      and
                           Common Stock Purchase Plan



                                   Prospectus

                                 March 3, 1994

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT (NO. 33-44066) TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PROSPECT HEIGHTS, AND STATE OF ILLINOIS, ON THE 3RD DAY OF MARCH, 1994.

                                          Household International, Inc.

                                                 /s/ Donald C. Clark
                                          By
                                            -----------------------------------
                                                      Donald C. Clark
                                                 Chairman of the Board and
                                                  Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT (NO. 33-44066) HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AND ON THE 3RD DAY OF MARCH, 1994.

                 SIGNATURE                                     TITLE
                 ---------                                     -----
          /s/ John C. Biegler               Director
- -------------------------------------------
             (John C. Biegler)
          /s/ Donald C. Clark
- -------------------------------------------
             (Donald C. Clark)              Chairman of the Board, Chief
                                             Executive Officer, and Director
                                            Director
- -------------------------------------------
            (Robert J. Darnall)
          /s/ Gary G. Dillon                Director
- -------------------------------------------
             (Gary G. Dillon)
        /s/ Mary Johnston Evans
- -------------------------------------------
           (Mary Johnston Evans)            Director
      /s/ Cyrus F. Freidheim, Jr.
- -------------------------------------------
         (Cyrus F. Freidheim, Jr.)          Director
           /s/ Louis E. Levy
- -------------------------------------------
              (Louis E. Levy)               Director

                 SIGNATURE                                     TITLE
                 ---------                                     -----
          /s/ John D. Nichols
- -------------------------------------------
             (John D. Nichols)              Director
          /s/ Gordon P. Osler
- -------------------------------------------
             (Gordon P. Osler)              Director
        /s/ Arthur E. Rasmussen
- -------------------------------------------
           (Arthur E. Rasmussen)            Director
- -------------------------------------------
         (Louis W. Sullivan, M.D.)          Director
          /s/ Raymond C. Tower
- -------------------------------------------
            (Raymond C. Tower)              Director
        /s/ David A. Schoenholz
- -------------------------------------------
           (David A. Schoenholz)            Vice President and Chief Accounting Officer
                                             (A Principal Financial Officer)


                                      II-2